Exhibit 21
ECHOSTAR CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
As of December 31, 2008

	State or
	Country of	%	Name Doing
Legal Entity	Incorporation	Ownership	Business As
EchoStar Technologies L.L.C	Texas	100%	ETLLC

EchoStar Operating Corporation	Colorado	100%	EOC